Exhibit 99.(p)(3)

Code of Ethics for Cavanal Hill Distributors, Inc.

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Cavanal Hill Distributors, Inc. (“Distributor” or “Firm”) and is designed to comply with Rule 17j-1(b) under the Investment Company Act of 1940 (“1940 Act”).

This Code establishes rules of conduct for all employees of Distributor and is designed to, among other things, govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has any direct or indirect Beneficial Interest, such as trusts and custodial accounts or other accounts in which the employee has a Beneficial Interest and the ability to control or exercise investment discretion.

This Code is based upon the principle that Distributor and its employees owe a duty of care to Distributor’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid:

●	Serving their own personal interests ahead of clients;

●	Taking inappropriate advantage of their position of trust or responsibility with the Firm; and

●	Any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

This Code is designed to ensure that the high ethical standards long maintained by Distributor continue to be applied. The purpose of this Code is to preclude activities which may lead to or give the appearance of conflicts of interest, Insider Trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Rule 17j-1(b) of the 1940 Act, both Distributor and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Distributor has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

In meeting its responsibilities to its clients, Distributor expects every employee to demonstrate the highest standards of ethical conduct for continued employment and registration with Distributor. Strict compliance with the provisions of this Code shall be considered a basic condition of employment or registration with the Firm. Distributor’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the duty of care owed to our clients.

Employees are urged to seek the advice of Compliance for any questions about this Code or the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action, including termination of employment or registration with Distributor.

The provisions of this Code are not all-inclusive. Rather, they are intended as a guide for employees of Distributor in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of this Code, he or she is advised to consult with Compliance. Compliance may grant exceptions to certain provisions contained in this Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that an Access Person advise Compliance immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent possible, Distributor will maintain such information on a confidential basis.

The Chief Compliance Officer will periodically report to senior management and if necessary, the board of directors of Distributor or the board of trustees of the Cavanal Hill Funds to document compliance with this Code.

Cavanal Hill Distributors, Inc. (“Distributor”) is a wholly-owned subsidiary of BOKF, NA, a wholly-owned subsidiary of BOK Financial Corporation, a financial holding company (“BOKF”).

In addition to the requirements in this Code, there are other BOKF Corporate Policies and Procedures that also apply to all employees. Some of these are listed below:

BOKF Code of Ethics: 1.2 BOK Financial Corporation Code of Ethics

BOKF Policies and Procedures: 1.1 Standards of Conduct for Officers and Employees of BOK Financial Corporation and Subsidiaries

Definitions

For the purposes of this Code, the following definitions shall apply:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Access Person” means any supervised or covered person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund our Firm or its control affiliates manage or has access to such information; or is involved in making securities recommendations to clients that are nonpublic. If a firm’s primary business is providing investment advice, all of the firm’s directors, officers, and partners are presumed to be Access Persons. Distributor has defined all employees and/or registered personnel of the Firm to be Access Persons.

“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect Beneficial Interest, such as trusts and custodial accounts or other accounts in which the employee has a Beneficial Interest and has the ability to control or exercise investment discretion.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment Accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Interest” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a Beneficial Interest in a security for purposes of Section 16 of such Act and the rules and regulations there under.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations there under.

“Chief Compliance Officer” refers to the Chief Compliance Officer of Distributor.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Inside Information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the ‘total mix’ of information available.

“Insider” is broadly defined as it applies to Distributor’s Insider Trading policy and procedures. It includes our Firm’s officers, directors and employees. In addition, a person can be a “Temporary Insider” if they enter into a special confidential relationship in the conduct of the company’s affairs and, as a result, is given access to information solely for Distributor’s purposes. A Temporary Insider can include, among others, Distributor’s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, Distributor may become a Temporary Insider of a client it advises or for which it performs other services. If a client expects Distributor to keep the disclosed non-public information confidential and the relationship implies such a duty, then Distributor will be considered an Insider.

“Insider Trading” is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “Insider”) or to the communication of material, non-public information to others.

“Limited Offering” means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

“Private Fund” means an issuer that would be an investment company as defined in Section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.

“Purchase or sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security.

“Registered Fund” means an investment company registered under the Investment Company Act.

“Reportable Fund” means any Registered Fund, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter. This includes all Cavanal Hill Funds except for the money market funds.

“Reportable Security “means any security as defined in Section 202(a) (18) of the Advisers Act, it does not include the following:

i.	Direct obligations of the Government of the United States;
ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
iii.	Shares issued by money market funds;
iv.	Shares issued by open-end Registered Funds, unless it is a Reportable Fund;
v.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Distributor or a control affiliate acts as the investment adviser or principal underwriter for the fund; and
vi.	529 Plans, unless Distributor or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.
vii.	Discretionary (advisory) accounts
viii.	401k plans except self-directed account options
ix.	Stock options/grants accounts provided on behalf of your employer.

“Security” as defined in Section 202(a)(18) means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Security Held or to be Acquired by a Fund” means any Reportable Security which, within the most recent 3 days:

●	Is or has been held by a Reportable Fund; or
●	Any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

Standards of Business Conduct

Distributor places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Access Persons comply with the various applicable federal securities laws, including provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Adoption and Approval of Code of Ethics

Every mutual fund distributor must establish, maintain and enforce a written code of ethics. This Code of Ethics is subject to the Firm’s policy making process including review and approval by the Firm’s Board of Directors.

Every Reportable Fund (other than a money market fund or a Fund that does not invest in Reportable Securities) and each investment adviser of and principal underwriter for a Reportable Fund must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any prohibited conduct.

Acknowledgement

Initial Acknowledgement

All Access Persons will be provided with a copy of the Code and must initially acknowledge in writing to Compliance that they have:

●	Received a copy of the Code;
●	Read and understand all provisions of the Code;
●	Agreed to abide by the Code; and
●	Reported all Account holdings as required by the Code.

Acknowledgement of Amendments

All Access Persons shall receive any amendments to the Code and must acknowledge to Compliance in writing that they have:

●	Received a copy of the amendment;
●	Read and understood the amendment; and
●	Agreed to abide by the Code as amended.

Annual Acknowledgement

All Access Persons must annually acknowledge in writing to Compliance that they have:

●	Read and understood all provisions of the Code;
●	Complied with all requirements of the Code; and
●	Submitted all holdings and transaction reports as required by the Code.

Further Information

All Access Persons should contact Compliance regarding any inquiries pertaining to the Code or the policies established herein.

Compliance Procedures

Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer or designee, who must contain the information described below:

Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information:

●	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the Access Person had any direct or indirect Beneficial Interest ownership;
●	The name of any broker, dealer or bank, Account name, number and location with whom the Access Person maintained an Account in which any securities were held for the direct or indirect benefit of the Access Person; and
●	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

Annual Holdings Report

Every Access Person shall, no later than January 20th of each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Quarterly Transaction Reports

Every Access Person must, no later than twenty (20) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a Reportable Security in which the Access Persons had any direct or indirect Beneficial Ownership:

●	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security;
●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●	The price of the Reportable Security at which the transaction was effected;
●	The name of the broker, dealer or bank with or through whom the transaction was effected; and
●	The date the report is submitted by the Access Person.

Exempt Transactions

An Access Person need not include the following in a report with respect to:

●	Transactions effected for, Reportable Securities held in, any Account over which the person has no direct or indirect influence or control; (beneficiary, trustee of an estate, etc.).
●	Transactions effected pursuant to an Automatic Investment Plan;
●	Dividend reinvestments

Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or designee will monitor and review all reports required under this Code for compliance with Distributor’s policies regarding personal securities transactions and applicable rules and regulations. The Chief Compliance Officer may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by the Firm. Copies of statements and trade confirmations are required to be submitted to compliance, including statements for 529, UTMA and UGMA accounts.

Any transactions for Accounts of the Chief Compliance Officer will be reviewed and approved by the President or other designated person.

Currently all personal securities transactions are monitored and reviewed through the iTrade technology system.

Education and Training

As appropriate, Distributor will provide employees with training regarding this Code and related issues to remind employees of their obligations, and amendments and regulatory changes.

General Sanction Guidelines

Receipt of all required filings and reports under this Code shall be monitored by Compliance. The Chief Compliance Officer will receive and review report(s) of submission violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, demotions, suspensions, a monetary fine, or dismissal of the person involved. These are guidelines only, allowing Distributor to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

Personal Securities Transactions

General Policy

The following principles govern personal investment activities by Distributor’s Access Persons:

●	The interests of client accounts will at all times be placed first;
●	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest; and
●	Access Persons must not take inappropriate advantage of their positions of trust and responsibility.

Compliance monitors transactions by Access Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

Participation in Initial Public Offerings and Limited Offerings

No Access Person shall acquire any Beneficial Ownership in any securities in an Initial Public Offering or Limited Offering for his or her Account.

Trading Rules

The firm utilizes a personal securities monitoring system to monitor and flag certain exceptions pertaining to the personal securities transactions of access persons. The following is a list of rules involved in this monitoring process:

●	Short Selling: Access persons are prohibited from selling a security short.
●	Restricted List: Any security listed on the Firm’s specified Restricted Securities List, including firm underwriting positions, may not be traded by access persons.
●	Front running: Is the illegal practice of executing orders in a security for one’s own account while taking advantage of advance knowledge of pending orders from its customers, this is not allowed. In order for the Firm to monitor “front running” violations, compliance will monitor the personal trading activity of access persons 3 days prior and 3 days after the firm/client has traded in the security. If a “potential” violation has occurred and is flagged by the system, compliance will conduct a review of the trade and work with management to determine if additional action is needed.

Distributor’s Written Supervisory Procedures

Please refer to the Distributor’s Written Supervisory Procedures for specific information regarding the following policies:

●	Gifts and Entertainment
●	Political Contributions
●	Prohibition Against Insider Trading
●	Protecting the Confidentiality of Client Information • Outside Business Activities and Service as a Director
●	Whistleblower Policy

Reporting Violations and Sanctions

All Access Persons shall promptly report to the Chief Compliance Officer or designee all apparent or potential violations of this Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of this Code. The Chief Compliance Officer shall promptly report to the President all apparent material violations of this Code. If the Chief Compliance Officer finds that a violation otherwise reportable to the President could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the President.

The President shall consider reports made to him or her hereunder and shall determine whether or not this Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Records

Compliance shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any code of ethics adopted by the Firm which is or has been in effect during the past five years;
●	A record of any violation of Distributor’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of Distributor;
●	A copy of each report made pursuant to the Code, including any brokerage confirmations and Account statements made in lieu of these reports;
●	A list of all persons who are, or within the preceding five years have been, Access Persons;
●	A record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in Initial Public Offerings and Limited Offerings within the past five years after the end of the fiscal year in which such approval is granted.